Exhibit 99.1
NEWS
FOR IMMEDIATE RELEASE

Contact:	Paul Caminiti/Carrie Bloom Citigate Sard Verbinnen 212/687-8080
LADENBURG THALMANN ENTERS INTO NON-BINDING LETTER OF INTENT TO
ACQUIRE SUBSTANTIALLY ALL OF THE ASSETS OF FULCRUM GLOBAL
PARTNERS LLC
     NEW YORK, NY, November 1, 2005 – Ladenburg Thalmann Financial Services Inc. (AMEX:LTS), a provider of retail and institutional securities brokerage, investment banking and asset management services, announced today that its primary operating subsidiary, Ladenburg Thalmann & Co. Inc., has entered into a non-binding Letter of Intent with Fulcrum Global Partners LLC (“Fulcrum”), to acquire substantially all of the assets and business activities of Fulcrum. Fulcrum is an independent research-driven securities firm that has been providing unbiased research analysis and trade execution services for a wide range of institutional investors, mutual funds, pension funds, portfolio managers and hedge funds since 2001. Fulcrum is based in New York City, with regional offices in Boston, Massachusetts; Dallas, Texas; San Francisco, California; and Tampa, Florida.
     It is anticipated that Fulcrum’s operations will be highly complementary with Ladenburg’s existing capabilities. The combined firm will provide clients with a strong combination of high-impact objective research, institutional trade execution, investment banking, asset management and retail brokerage services. In addition, the acquisition is expected to significantly increase Ladenburg’s revenues and employee base.

     The tentative purchase price is 12.5 million restricted shares of Ladenburg common stock (subject to purchase price adjustments), the assumption of specified liabilities and up to an additional 15 million restricted shares of Ladenburg common stock over a three-year period following the acquisition, based on specified financial targets tied to performance of the combined entity’s institutional business.
     Mark Klein, Ladenburg’s Chief Executive Officer, said, “This acquisition would be a significant step in our ongoing efforts to re-establish Ladenburg Thalmann as a preeminent investment firm. We are very much looking forward to welcoming Fulcrum’s employees to the Ladenburg family. We believe the tremendous synergies resulting from our combined resources, capabilities and business opportunities will be instrumental in enabling us to achieve our goal of becoming a world-class firm.”
     Michael C. Petrycki, Chief Executive Officer of Fulcrum, said, “We are excited about the opportunity to become part of the Ladenburg family and to playing a role in their growing presence in the financial markets. This is a highly complementary opportunity for all of us.”
     The non-binding Letter of Intent is subject to due diligence, execution of definitive documentation and various other customary conditions. Accordingly, no assurances can be given that the transaction will be consummated.
About Ladenburg Thalmann
     Ladenburg Thalmann Financial Services is engaged in retail and institutional securities brokerage, investment banking and asset management services through its principal operating subsidiary, Ladenburg Thalmann & Co. Inc. Founded in 1876 and a New York Stock Exchange member since 1879, Ladenburg Thalmann & Co. is a full service investment banking and brokerage firm based in New York City, with regional offices in Boca Raton, Florida; Los Angeles, California; Palo Alto, California; Lincolnshire, Illinois; and Melville, New York. Ladenburg provides various services including corporate finance, asset management, brokerage, trading and research, principally for middle market and emerging growth companies and high net worth individuals.

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This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of the business of the Company including the ability to consummate the acquisition of the assets of Fulcrum and the success of such acquisition should it occur. These risks, uncertainties and contingencies include those set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005 and other factors detailed from time to time in its other filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

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